Exhibit 99.3
For Immediate Release
WESTERN REFINING AND GIANT INDUSTRIES AMEND MERGER AGREEMENT
EL PASO, Texas and SCOTTSDALE, Arizona – November 13, 2006 – Western Refining, Inc. (NYSE: WNR) and Giant Industries, Inc. (NYSE: GI) today announced that the Boards of Directors of both companies have unanimously approved an amendment to their merger agreement. Under the amended agreement, Western will acquire all of the outstanding shares of Giant for $77.00 per share in cash.
Since the original agreement was announced on August 28, 2006, a number of unexpected events have occurred at Giant’s facilities, which have resulted in the amended agreement. Central to these events were a recent fire at Giant’s Yorktown refinery, which forced Giant’s ultra low sulfur diesel processing unit to be shut down, a separate fire at Giant’s Ciniza refinery, and the resulting increased costs and modified terms associated with Giant’s insurance coverage. Giant’s ultra low sulfur diesel processing unit at its Yorktown refinery is expected to be fully operational by mid-February 2007, and Giant’s Ciniza refinery is expected to be fully operational by mid-December 2006.
Western’s President and Chief Executive Officer, Paul Foster, said, “We remain excited about the merger and believe that our combination with Giant continues to provide a number of strategic and financial benefits. The revised terms announced today recognize the financial impact of these unexpected events. We look forward to closing the transaction and realizing the opportunities ahead.”
Western continues to expect the transaction with Giant to result in refinery efficiencies and cost savings of approximately $20 million annually starting in 2008. Western also continues to expect that the transaction will be immediately accretive to Western’s earnings per share, excluding one-time transaction costs.
Closing of the transaction is subject to approval by Giant shareholders and the satisfaction of other closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. As previously announced on October 10, 2006, Western and Giant have received a request for additional information from the Federal Trade Commission in connection with the transaction. Requests for additional information are not unusual in connection with refinery transactions. Western and Giant are working cooperatively with the FTC staff and expect to respond to the request in a timely manner. The transaction is currently expected to close in the first quarter of 2007 and is not subject to any financing conditions.
In connection with the transaction, Banc of America Securities LLC is acting as sole financial advisor to Western, and Andrews Kurth LLP is legal counsel. Deutsche Bank provided a fairness opinion to Giant in connection with the amended agreement and is acting as sole financial advisor, and Ballard Spahr Andrews & Ingersoll, LLP is legal counsel.
About Western Refining
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.
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About Giant Industries
Giant Industries Inc., headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico, and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado and Arizona. Giant is also the parent company of Phoenix Fuel Co. Inc. and Dial Oil Co., both of which are wholesale petroleum products distributors.
Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. The forward-looking statements contained herein include statements about the consummation of the proposed merger and the benefits of the proposed merger. These statements are subject to inherent risks regarding the satisfaction of the conditions to the closing of the merger and the timing of the closing if it occurs. Forward looking statements also include those by Western regarding upside potential of the merger, strategic and financial benefits of the merger, realization of future opportunities, future refinery efficiencies and cost savings, the timing of responding to the request for additional information of the FTC, the expected closing date of the merger, the timing of realizing the benefits of the merger and accretion and those by Giant regarding Giant’s ultra low sulfur diesel processing unit at its Yorktown refinery and its Ciniza refinery and the expected timeframes for these facilities to be fully operational. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s and Giant’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s or Giant’s control, which could result in Western’s or Giant’s expectations not being realized or otherwise materially affect Western’s or Giant’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s and Giant’s businesses is contained in their respective filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Western and Giant do not undertake any obligation to (and expressly disclaim any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.
Additional Information About This Transaction
This press release may be deemed to be soliciting material relating to the proposed merger transaction between Western and Giant. In connection with the proposed merger, Giant has filed a preliminary proxy statement with the SEC. The final proxy statement will be mailed to stockholders of Giant. Investors and security holders may obtain a free copy of the final proxy statement when it becomes available, and other documents filed by Giant with the SEC, at the SEC’s website at http://www.sec.gov. Copies of the final proxy statement, when it becomes available, and Giant’s other filings with the SEC may also be obtained free of charge from Giant Industries, Inc., 23733 North Scottsdale Road, Scottsdale, Arizona 85255, Attention: Investor Relations. Investors and security holders of Giant are advised to read the final proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the proposed merger.
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Participants in the Solicitation
Western, Giant and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Giant’s stockholders in favor of the proposed merger. Information regarding Western’s directors and executive officers is available in Western’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 25, 2006. Information regarding Giant’s directors and executive officers is available in Giant’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 1, 2006. Additional information regarding the interests of such potential participants will be included in the final proxy statement and the other relevant documents filed with the SEC when they become available.
Contacts:

Western Refining	Giant Industries
Scott Weaver	Mark B. Cox
915-775-3300	480-585-8888

OR

Barrett Golden / Jennifer Schaefer
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449